PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-96069




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                        1,000,000,000 Depositary Receipts
                    Internet Infrastructure HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet Infrastructure HOLDRS" section of the base prospectus shall be replaced with the following:

                                                         Share        Primary
                       Name of Company         Ticker   Amounts   Trading Market
     ----------------------------------------  ------  ---------  --------------
     Akamai Technologies Inc.                   AKAM        3         NASDAQ
     BEA Systems, Inc.                          BEAS       10         NASDAQ
     BroadVision, Inc.                          BVSN        1         NASDAQ
     E.piphany, Inc.                            EPNY       1.5        NASDAQ
     InfoSpace, Inc.                            INSP       0.8        NASDAQ
     InterNAP Network Services Corporation       IIP        5          AMEX
     Kana Software, Inc.                        KANA       0.2        NASDAQ
     NaviSite, Inc.                             NAVI     0.1333       NASDAQ
     Openwave Systems Inc.                      OPWV    1.073667      NASDAQ
     Portal Software, Inc.                      PRSF       1.2        NASDAQ
     RealNetworks, Inc.                         RNWK        6         NASDAQ
     VeriSign, Inc.                             VRSN      6.15        NASDAQ
     Vignette Corporation                       VIGN        6         NASDAQ
     Vitria Technology, Inc.                    VITR        1         NASDAQ


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.